Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth unaudited information on our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends on a consolidated basis for the periods presented. For purposes of the ratios presented below, (i) earnings consist of consolidated operations before income taxes and fixed charges and (ii) fixed charges include consolidated interest expense, one-third of rent expense (approximately the portion which represents interest) and (iii) preferred stock dividends consist of the preferred stock dividend costs of General Finance Corporation.

	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
	($-000-)

	Six Months Ended	Year Ended June 30,
	December 31, 2014	2014	2013	2012	2011		2010
Earnings:

Income (loss) before provision for income taxes	$ 22,533	$ 26,769	$ 19,608	$ 14,102	$ (5,900)		$ (10,217)
Add: Fixed charges:
Interest expense	10,827	11,952	10,969	12,743	20,293		15,974
Estimate of interest within rent expense (a)	1,641	3,330	2,934	2,400	1,864		1,791
	12,468	15,282	13,903	15,143	22,157		17,765

	$ 35,001	$ 42,051	$ 33,511	$ 29,245	$ 16,257		$ 7,548

Fixed Charges and Preferred Stock Dividends

Fixed charges:
Interest expense	$ 10,827	$ 11,952	$ 10,969	$ 12,743	$ 20,293		$ 15,974
Estimate of interest within rent expense (a)	1,641	3,330	2,934	2,400	1,864		1,791
	12,468	15,282	13,903	15,143	22,157		17,765

Preferred stock dividends	1,844	3,489	153	177	177		168

	$ 14,312	$ 18,771	$ 14,056	$ 15,320	$ 22,334		$ 17,933

Ratio of Earnings to Fixed Charges	2.8x	2.8x	2.4x	1.9x	0.7x	(c)	0.4x	(b)

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.4x	2.2x	2.4x	1.9x	0.7 x	(d)	0.4x	(e)

(a) One-third of rent expense (approximating the portion that represents interest)
(b) Fixed charges exceeded earnings by $10,217,000
(c) Fixed charges exceeded earnings by $5,900,000
(d) Fixed charges and preferred stock dividends exceeded earnings by $6,077,000
(e) Fixed charges and preferred stock dividends exceeded earnings by $10,385,000